SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

INFRASOURCE SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ABOUT THE MEETING
ITEM 1 -- ELECTION OF DIRECTORS
GOVERNANCE OF INFRASOURCE
EQUITY COMPENSATION PLAN INFORMATION(1)
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
BENEFICIAL OWNERSHIP
STOCK PERFORMANCE GRAPH
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
APPENDIX A

INFRASOURCE SERVICES, INC.
100 West Sixth Street
Suite 300
Media, PA 19063
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 7, 2005
To the Stockholders of
InfraSource Services, Inc.:
      The 2005 Annual Meeting of stockholders of InfraSource Services, Inc., a Delaware corporation (“InfraSource”), will be held on Tuesday, June 7, 2005, at 10:00 a.m. (local time), at 1735 Market Street, Suite 4200, Philadelphia, PA 19103, for the following purposes:

•	to elect six directors, each to serve for a one-year term expiring at the Annual Meeting of stockholders in 2006; and

•	to transact such other business as may properly come before the Annual Meeting.
      The Board of Directors has fixed the close of business on April 15, 2005, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. Upon written request, you are entitled to inspect a complete list of stockholders entitled to vote at the Annual Meeting. Such inspection must be for a proper purpose and may take place in the ten days prior to the Annual Meeting during normal business hours at InfraSource’s offices in Media, Pennsylvania.
      You are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy.

/s/ Terence R. Montgomery

Terence R. Montgomery, Secretary
April 29, 2005

INFRASOURCE SERVICES, INC.
PROXY STATEMENT
       The accompanying proxy is being solicited by the Board of Directors of InfraSource Services, Inc. (“InfraSource”) in connection with the Annual Meeting of stockholders of InfraSource to be held on Tuesday, June 7, 2005, at 10:00 a.m. (local time), at 1735 Market Street, Suite 4200, Philadelphia, PA 19103 and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and the accompanying proxy are being mailed on or after April 29, 2005 to the holders of record of common stock on April 15, 2005.
ABOUT THE MEETING

What is the purpose of the Annual Meeting?
      At our Annual Meeting, stockholders will act upon the following matters:

•	the election of six directors of InfraSource each to serve for a one-year term expiring at the Annual Meeting of stockholders in 2006; and

•	any other business that may properly be brought before the Annual Meeting.
      In addition, our management will report on InfraSource’s performance during the year ended December 31, 2004 and respond to questions from stockholders.

Who is entitled to vote?
      Only stockholders of record on the record date, which was the close of business on April 15, 2005, will be entitled to receive notice of, and to vote at, the Annual Meeting. Each share of common stock is entitled to one vote.

How do I vote?
      If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you attend the Annual Meeting in person and are a stockholder of record at the meeting, you may deliver your completed proxy card in person or vote in person at the Annual Meeting. As of the record date, 39,348,650 shares of our common stock were outstanding.

What constitutes a quorum?
      A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of our outstanding common stock constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares, and no instruction is given.

How does discretionary voting authority apply?
      If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, Terence R. Montgomery, Senior Vice President, Chief Financial Officer and Secretary of InfraSource, and R. Barry Sauder, Vice President, Corporate Controller and Chief Accounting Officer of InfraSource, to vote on the proposals and any other matters that may arise at the Annual Meeting.

What are the Board’s recommendations?
      Unless you give other instructions on your proxy card, Terence R. Montgomery and Barry Sauder will vote in accordance with the recommendation of the Board of Directors. The Board recommends a vote:

•	FOR election of the six nominees as directors of InfraSource, John A. Brayman, Christopher S. Brothers, Michael P. Harmon, David R. Helwig, Ian A. Schapiro and Richard S. Siudek.
      With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?
      Election of Directors. Directors are elected by a plurality of the votes. The six nominees for director receiving the highest number of votes cast by stockholders entitled to vote for directors will be elected to serve on the Board. Only the number of votes “for” and “against” affect the outcome. Accordingly, votes withheld and abstentions will have no effect on the result of the vote.
      Other Items. With respect to any other item that properly comes before the Annual Meeting, such item would require the affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to be cast at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to any other item that properly comes before the Annual Meeting will have the effect of a negative vote. Broker non-votes will not be considered as votes entitled to be cast and thus will have no effect on the result of the vote.

Can I change my vote after I return my proxy card?
      Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of InfraSource either a notice of revocation or a duly executed proxy card bearing a date later than the date on the proxy card you submitted. The power of the proxy holders to vote your proxy will be suspended if you give notice to the Secretary of InfraSource revoking your proxy prior to its use, return a later dated proxy card or attend the Annual Meeting and vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Who bears the cost of solicitation of proxies?
      InfraSource bears the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with this solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, our officers, directors and employees may use other written communication, telephone and other means to solicit proxies. These persons receive no special compensation for any solicitation activities.

When are stockholder proposals due for the year 2006 Annual Meeting?
      To be included in next year’s proxy statement, stockholder proposals must be submitted in writing by December 29, 2005 to: Secretary, InfraSource Services, Inc., and mailed to 110 West Sixth Street, Suite 300, Media, Pennsylvania 19063. If any stockholder proposal is submitted after December 29, 2005, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2006 Annual Meeting, without any discussion of the matter in the proxy statement for that meeting.

Will every stockholder receive a proxy statement?
      Certain stockholders who share the same address may receive only one copy of this proxy statement and our 2005 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. If you own your shares through a bank, broker or other holder of record and wish to either stop or begin householding, you may request or stop householding, or you may request a separate copy of the proxy statement or the Annual Report, either by contacting your bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 480-8000 or in writing at InfraSource Services, Inc., 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063, Attention: Terence R. Montgomery, Secretary. If you request to begin or stop householding, you should provide your name, the name of your broker, bank or other record holder, and your account information.

ITEM 1 — ELECTION OF DIRECTORS
Nominees for Election as Director
      The Board currently consists of seven (7) members: Ian A. Schapiro (interim Chairman), John A. Brayman, Christopher S. Brothers, Michael P. Harmon, David R. Helwig, John R. Marshall and Richard S. Siudek. On April 15, 2005, John R. Marshall informed the Company that he would not stand for re-election.
      At the 2005 Annual Meeting, the Board will nominate John A. Brayman, Christopher S. Brothers, Michael P. Harmon, David R. Helwig, Ian A. Schapiro and Richard S. Siudek to be elected as directors of InfraSource to hold office until the 2006 Annual Meeting of stockholders and until their respective successors are duly elected and qualified. The nominees have consented to serve if elected to the Board. If the nominees are unable to serve as directors at the time of the 2005 Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy will vote for such substitute nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.
      The Board recommends that you vote FOR election of the director nominees.
      Set forth below is information about the nominees. For information concerning the number of shares of common stock owned by each director and all directors and executive officers as a group as of April 15, 2005, see “Beneficial Ownership.”

Name	Age	Position(s)

Ian A. Schapiro	48	Director, interim Chairman of the Board
John A. Brayman	58	Director
Christopher S. Brothers	39	Director
David R. Helwig	54	Chief Executive Officer and President, Director
Michael P. Harmon	36	Director
Richard S. Siudek	58	Director
      Ian A. Schapiro became a member of our Board of Directors in May 2003 and became interim Chairman of our Board of Directors in April 2005. Mr. Schapiro has been a founding principal of GFI Energy Ventures since June 1995. Mr. Schapiro also serves on the board of directors of Cherokee International Corporation, Elgar Holdings, Inc. and Smart Systems, Inc.
      John A. Brayman became a member of our Board of Directors in December 2003. Since 1998, Mr. Brayman has provided executive leadership consulting services. From 1994 to 1998, Mr. Brayman served as President of Entergy Technology Holding Company.
      Christopher S. Brothers became a member of our Board of Directors in May 2003. Mr. Brothers has been a Managing Director of Oaktree, a private equity investment management firm that invests in a wide range of public and private securities, since 1996. Mr. Brothers also serves on the boards of directors of APW Ltd., Cherokee International, National Mobile Television, Inc., Power Measurement, Inc. and Xantrex Technology, Inc.
      Michael P. Harmon became a member of our Board of Directors in May 2003. Mr. Harmon is currently a Managing Director of Oaktree and has been a member of its principal investments group since joining Oaktree in 1997. Mr. Harmon also serves on the board of directors of APW, Ltd., Cebridge Connections, LLC, Chart Industries, Inc., HydroChem Holdings, Inc. and Wright Line, LLC.
      David R. Helwig has been the Chief Executive Officer of InfraSource Services since September 2003 and became a member of our Board of Directors in October 2003. Mr. Helwig also serves as President of InfraSource Incorporated, a position he has held since April 2002 and as Chief Executive Officer of InfraSource Incorporated, a position he has held since September 2003. Prior to joining InfraSource Services, Mr. Helwig served as President and as Chief Operating Officer of InfraSource Incorporated from April 2002 to September 2003 and as Executive Vice President of Commonwealth Edison from October 2000 through April 2002. Prior to his role as Executive Vice President of Commonwealth Edison, Mr. Helwig was the

Senior Vice President of Exelon Corporation and Commonwealth Edison Nuclear Generation Groups from January 1998 through October 2000.
      Richard S. Siudek became a member of our Board of Directors in March 2004. From 2001 to 2002, Mr. Siudek served as head of the Utilities Division and was a member of the Group Executive Committee of ABB Ltd., a power and automation technologies company. From 1998 to 2001, Mr. Siudek served as Country Segment Manager for ABB Power T & D Company, Inc. Mr. Siudek has been retired since 2002.

GOVERNANCE OF INFRASOURCE
      Our Board of Directors believes that the purpose of corporate governance is to ensure that stockholder value is maximized in a manner consistent with the strategic plans of our company, legal requirements, the highest standards of integrity and other standards. Our Board adheres to corporate governance practices that the Board and senior management believe promote this purpose and are sound. It is our practice to review these governance practices, Delaware law (the state in which InfraSource is incorporated), the Corporate Governance Listing Standards of the New York Stock Exchange (the “NYSE Standards”), and the regulations of the U.S. Securities and Exchange Commission (the “SEC”), as well as best practices suggested by recognized governance authorities from time to time, as needed.
      Under the applicable provisions of the NYSE Standards, a listed company that has one stockholder, or affiliates thereof, that hold or control more than 50% of the voting power is considered a “controlled company.” InfraSource is a controlled company under the NYSE Standards because OCM/ GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P., the funds managed by Oaktree Capital Management, LLC and GFI Energy Ventures LLC (which funds are hereafter referred to as our “principal stockholders”), hold approximately 65% of our outstanding voting common stock. As a controlled company, we are exempt from the requirements in the NYSE Standards that would otherwise require us to have:

•	a majority of our directors meet the “independent director” definition under the NYSE Standards; and

•	all independent directors as the members of our Compensation Committee and Nominating and Corporate Governance Committee.
      We remain subject to the NYSE Standards requirement that our Audit Committee be comprised of only independent directors — a requirement we must meet by the May 2005 anniversary of our initial public offering.
Board of Directors
      Our Board of Directors currently consists of seven (7) members: Ian A. Schapiro (interim chairman), John A. Brayman, Christopher S. Brothers, Michael P. Harmon, David R. Helwig, John R. Marshall and Richard S. Siudek.
      In accordance with InfraSource’s Certificate of Incorporation, the members of the Board hold office for one-year terms. At each Annual Meeting of stockholders, the successors to the directors whose terms expire are to be elected to serve from the time of their election and qualification until the next Annual Meeting of stockholders following their election or until their respective successors have been duly elected and qualified. InfraSource’s Chairman of the Board of Directors presides over non-management executive sessions.
Committees and Meetings of the Board of Directors

How often did the Board meet during fiscal 2004?
      The Board held eleven (11) meetings during the last fiscal year. Each of InfraSource’s directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he was a member during the periods that he served during the year ended December 31, 2004.

What committees has the Board established?
      The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.
      Audit Committee. During 2004, the Audit Committee, consisting of Messrs. Schapiro (Chairman), Marshall, and Siudek, met four (4) times. The Board has determined, for the year ended December 31, 2004, that each of the Audit Committee members were independent for the purposes of the NYSE Standards and the regulations promulgated by the SEC, except Mr. Schapiro. The Board anticipates appointing an independent director to the Audit Committee so that InfraSource will have an Audit Committee comprised of solely independent directors, as defined in the NYSE Standards, which we are required to have under the NYSE Standards by May 12, 2005, the first anniversary of our initial public offering. The Board has also determined that Mr. Marshall, the Audit Committee’s financial expert, meets the SEC criteria of a “financial expert” and is “financially sophisticated” for the purposes of NYSE Standards. The Audit Committee is governed by a charter, a copy of which, as adopted on April 29, 2004, is attached as Appendix A to this Proxy Statement and is also posted on our website at www.infrasourceinc.com. The Audit Committee selects, on behalf of our Board of Directors, an independent registered public accounting firm to be engaged to audit our financial statements, discusses with the independent registered public accountants their independence, reviews and discusses the audited financial statements with the independent registered public accountants and management and recommends to our Board of Directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the SEC.
      Compensation Committee. The Compensation Committee, consisting of Messrs. Brayman (Chairman), Brothers and Helwig, met five (5) times during 2004. The Compensation Committee, which is governed by a charter that is posted on our website at www.infrasourceinc.com, reviews and either approves, on behalf of our Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of our executive officers and (2) individual stock, stock option and stock-based awards. Mr. Brayman, as the only independent member of the Compensation Committee, determines or makes recommendations with respect to Mr. Helwig’s compensation. The Compensation Committee also provides assistance, recommendations and approval with respect to our compensation policies and practices. As a controlled company, InfraSource is not required to meet the independence requirements of the NYSE Standards for the composition of its Compensation Committee.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, consisting of Messrs. Harmon (Chairman), Marshall and Schapiro, did not meet during 2004. The Nominating and Corporate Governance Committee is governed by a charter, a copy of which is posted on our website at www.infrasourceinc.com. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board of Directors, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our Board of Directors, and developing and recommending to our Board of Directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. As a controlled company, InfraSource is not required to meet the independence requirements of the NYSE Standards for the composition of its Nominating and Corporate Governance Committee.

What is the Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director?
      The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members and management as well as by stockholders, as described below. The Committee has the authority to retain a search firm to assist in the identification of director candidates. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation.
      In selecting a nominee for director, the Nominating and Corporate Governance Committee considers the following qualifications or attributes: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interests, independence from the company’s management and controlling stockholders and such other relevant factors that may be appropriate in the context of the needs of the Board.
      In approving candidates for election as director, the Nominating and Corporate Governance Committee will also assure that the Board satisfies the composition requirements set forth under the NYSE Standards, given InfraSource’s status as a controlled company, and the regulations promulgated by the SEC.

Director Independence
      The Board of Directors has adopted Corporate Governance Guidelines, which incorporate the NYSE Standards and other rules and regulations pertaining to corporate governance that are applicable to InfraSource. The Corporate Governance Standards are available on our website at www.infrasourceinc.com. The Corporate Governance Standards adopt the definition of director independence set forth in the NYSE Standards. No director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with InfraSource, directly or as an officer, stockholder or partner of an organization that has a relationship with InfraSource. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. As a result of its annual review, the Board determined that John A. Brayman, John R. Marshall and Richard S. Siudek are independent under the current NYSE Standards. In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and InfraSource and determined that no material relationships exist between InfraSource and the independent directors.
Stockholder Nomination of Directors
      Recommendations of Director Nominees by Stockholders. In accordance with InfraSource’s procedures for director nominations by stockholders, the Nominating and Corporate Governance Committee will accept for consideration submissions of candidates for director from stockholders who own at least 1% of the outstanding common stock of InfraSource and have owned such shares for at least one year. All recommendations by eligible stockholders must be in writing, addressed to the Nominating and Corporate Governance Committee, care of the President, 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063. Submissions may only be sent by mail, courier or personal delivery.
      A recommendation of a nominee for director by a stockholder must include the following information regarding the recommending stockholder:

•	the name and address, including telephone number;

•	the number of shares of InfraSource common stock owned and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (i.e., a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of InfraSource’s next annual meeting of stockholders.
      As an alternative for the third requirement, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held.
      A recommendation of a nominee for director by a stockholder must include the following information for each proposed nominee:

•	the information required by Item 401(a) of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the nominee, as well as information concerning certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the nominee’s ownership of securities of InfraSource);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between InfraSource and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with InfraSource);

•	a description of all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•	a description of all relationships between the proposed nominee and any of InfraSource’s competitors, customers, suppliers, or other persons with special interests regarding InfraSource;

•	a statement from the recommending stockholder supporting his, her or its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees, as described above under the title “Minimum Qualifications of Directors” and briefly describing the contributions that the nominee would be expected to make to the Board and to the governance of InfraSource;

•	a statement from the recommending stockholder whether, in the view of such stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of InfraSource; and

•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of InfraSource.
      Stockholder recommendations for nominees for directors to be elected at our 2006 annual meeting must be submitted in accordance with the procedures described above on or before December 29, 2005. If a recommendation is submitted by two or more stockholders, the required information regarding recommending stockholders must be submitted with respect to each stockholder in the group.
      Stockholder Nominations of Directors for this Annual Meeting. InfraSource was not subject to the requirements related to stockholder nomination for directors prior to completion of its initial public offering. InfraSource did not receive any written nominations for directors prior to the mailing of this proxy statement. In the event an election is held at a special meeting of stockholders for the election of directors prior to the Annual Meeting to which this proxy statement relates, notice of intent to nominate must be made by the close of business on the tenth day following the date on which notice of the special meeting is first given to stockholders. Such notices of intent to nominate a candidate for director must contain the information described above under the title “Recommendations of Director Nominees by Stockholders.”
Compensation of Directors

How are directors compensated?
      Each non-employee director is entitled to receive:

•	an annual retainer fee of $25,000 and an additional annual retainer of $50,000 for serving as Chairman of the Board of Directors;

•	an annual retainer of $7,500 for each non-chairman member serving on the Audit Committee and an additional annual retainer of $2,500 for serving as Chairman of the Audit Committee;

•	an annual retainer of $5,000 for each non-chairman member serving on the Compensation Committee and an additional annual retainer of $2,500 for serving as Chairman of the Compensation Committee;

•	an annual retainer of $5,000 for serving on any other committee of the Board;

•	each director elected to the Board for the first time shall receive options to purchase 19,913 shares of common stock at fair market value on the date of grant; and

•	each director elected Chairman of the Board for the first time shall receive options to purchase 39,826 shares of common stock at fair market value (less any options to purchase shares previously received upon election as a director).

      Prior to April 27, 2005, InfraSource’s non-independent directors did not receive any compensation. InfraSource anticipates that Messrs. Brothers’ and Harmon’s director fees will be paid directly to Oaktree Capital Management, LLC and Mr. Schapiro’s director fees will be paid directly to GFI Energy Ventures LLC. All directors are entitled to receive reimbursement for all reasonable travel expenses incurred in connection with Board of Directors’ meetings and meetings of committees of the Board of Directors.
Stockholder Access Policy
      A stockholder who wishes to communicate with directors should do so by sending his, her or its communications to the President of the Company, by telephone, e-mail or regular mail at the telephone number, e-mail address or direct mail address posted to the Contact section of our website (www.infrasourceinc.com). The President will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the President, is appropriate. Generally, any communications that are not in the nature of advertising, promotions for a product or service, patently offensive material, or material advocating InfraSource or its agents engage in illegal activities will be forwarded promptly to the addressee. If a communication is not presented to the directors because the President determines that it is not appropriate for delivery to the directors, the director or directors identified in the communication will be made aware of such decision. If a director requests, any such communication will be provided for his or her review.
      Submissions of communications should include the following information: (1) a statement of the type and amount of InfraSource stock that the person holds; (2) if the person submitting the communication is not a InfraSource stockholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in InfraSource; (3) any special interest in the subject matter of the communication; and (4) the submitter’s address, telephone number and e-mail address, if any.
Director Attendance at Annual Meetings
      We expect and encourage all of our directors to attend our annual meeting of stockholders.
Code of Business Conduct and Ethics
      We have a Code of Business Conduct and Ethics, which is applicable to all of our employees. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder, the sections of the Code of Business Conduct and Ethics entitled “General Policy: Compliance with Laws”, “Conflicts of Interest”, “Securities Laws and Insider Trading”, “Reporting any Illegal or Unethical Behavior”, and “Compliance Procedures” shall constitute the Company’s Code of Ethics for Principal Executives and Senior Financial Officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer or Controller (or person performing similar function).
      The Code of Business Conduct and Ethics is designed to deter wrongdoing and promote ethical conduct, full and accurate reporting in our SEC filings, compliance with applicable law, as well as other matters. The Code of Business Conduct and Ethics is posted on our website (www.infrasourceinc.com).

EQUITY COMPENSATION PLAN INFORMATION(1)

	(a)	(b)	(c)
Number of Securities
Remaining Available
for Future Issuance
Under Equity
	Number of Securities to	Weighted Average	Compensation Plans
	be Issued Upon Exercise	Exercise Price of	(Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a)(3))

Equity compensation plans approved by security holders(2)	2,212,701	$7.53	597,884
Equity compensation plans not approved by security holders	—	—	—

TOTAL	2,212,701	$7.53	597,884

(1)	Share and share price information is provided as of December 31, 2004.

(2)	The number in Column (a) excludes purchase rights accruing under our shareholder-approved employee stock purchase plan, the 2004 Employee Stock Purchase Plan. This plan gives employees the right to purchase shares at amounts and prices that are not determinable until the end of the specified purchase periods, which occur at semi-annual intervals each year. The maximum aggregate number of shares reserved for issuance under the plan is 2,000,000, plus an annual increase to be added on the first day of our fiscal year (beginning 2005) equal to the lesser of (i) 600,000 shares or (ii) one percent of the number of our outstanding shares on the last day of the immediately preceding fiscal year. From the inception of the 2004 Employee Stock Purchase Plan through December, 31, 2004, 39,485 shares have been issued.

(3)	The aggregate number of shares reserved for issuance under the 2004 Omnibus Stock Incentive Plan is 800,000 shares, plus an annual increase, to be added on the first day of our fiscal year (beginning 2005) equal to the lesser of (i) 1,000,000 shares or (ii) two percent of our outstanding shares on the last day of the immediately preceding fiscal year. The number of shares shown in Column (c) is as of December 31, 2004. The term of the 2004 Omnibus Stock Incentive Plan is ten years; therefore, stockholder approval is not required for the automatic increase of shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Compensation
      The following table sets forth all compensation received during the year ended December 31, 2004 by our Chief Executive Officer and four other most highly compensated executives whose total compensation exceeded $100,000 in 2004. These five officers are referred to as the “named executive officers” in this proxy statement. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.
Summary Compensation Table

					Other Annual		Securities
	Fiscal	Salary	Bonus		Compensation		Underlying		All Other
Name and Principal Position	Year	($)	($)		($)(1)		Options (#)		Compensation ($)

David R. Helwig	2004	387,600	305,549	(2)	—		229,160		—
Chief Executive Officer	2003	387,600	525,000	(2)	168,013	(3)	497,817		6,000	(4)
and President
Terence R. Montgomery	2004	244,710	126,702	(2)	—		232,089		6,500	(4)
Chief Financial Officer	2003	225,000	297,500	(2)	92,307	(3)	229,007		663,621	(5)
and Senior Vice President
Henry E. Jackson(6)	2004	250,000	162,687	(7)	—		200,667		6,500	(4)
President, Dashiell	2003	197,948	636,731	(7)	—		169,269		6,000	(4)
Corporation and Dacon Corporation
Stephen J. Reiten	2004	190,000	132,678	(8)	—		187,414		11,859	(9)
President and Chief	2003	190,000	473,517	(8)	—		169,269		20,000	(9)
Operating Officer, M.J. Electric, Inc.
Paul M. Daily	2004	220,000	76,316	(2)	—		213,234		5,648	(4)
President and Chief	2003	220,000	200,500	(2)	54,199	(3)	209,094	(10)	5,542	(4)
Executive Officer, InfraSource Underground Services, Inc.

(1)	For each named executive officer, other than Messrs. Helwig, Montgomery and Daily, the aggregate dollar amount of perquisites or other personal benefits did not exceed the lesser of (a) $50,000 or (b) 10% of the total salary and bonus reported by such named executive officer for such fiscal year.

(2)	In 2004, includes amounts paid under the Company’s Annual Incentive Compensation Program (“AICP”) and vacation bonuses for Mr. Helwig and Mr. Montgomery. In 2003, includes amounts paid under the AICP and payment of 75% of the signing bonuses received in connection with the merger transaction in which InfraSource, Inc. and certain of its subsidiaries were acquired by InfraSource Services, Inc. from Exelon Corporation (the “Merger”) as set forth in each named executive officer’s employment agreement. The remaining 25% is payable in accordance with the terms of the applicable employment agreement after September 24, 2005. Amounts for Mr. Montgomery also include an additional cash bonus of $35,000 in 2003.

(3)	Includes amounts to be reimbursed for the payment of taxes incurred in connection with payments relating to the Merger.

(4)	Represents matching 401(k) plan contributions.

(5)	Represents matching 401(k) plan contribution of $6,000 and a change in control payment of $657,621 received in connection with the Merger.

(6)	Retired on January 3, 2005.

(7)	In 2004, includes amounts paid under the AICP. In 2003, includes a retention payment of $200,000 and a payment of $150,000 for 75% of Mr. Jackson’s signing bonus received in connection with the Merger.

(8)	In 2004, includes amounts paid under the AICP. In 2003, includes a retention payment of $150,000 and a payment of $123,750 for 75% of Mr. Reiten’s signing bonus received in connection with the Merger.

(9)	In 2004, represents matching 401(k) plan contribution of $5,709 and a profit sharing contribution of $6,150. In 2003, represents matching 401(k) plan contribution of $6,000 and a profit sharing contribution of $14,000.

(10)	Excludes 25,419 shares which were subject to Mr. Daily’s time-based option which option was cancelled during 2004.
Stock Option Information
Option Grants in Last Fiscal Year
      The following table sets forth information regarding stock options we granted during 2004 to the named executive officers. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.
Individual Grants

					Potential Realizable
		Percent of Total			Value at Assumed
		Options Granted			Annual Rates of Stock
	Number of	to Employees in			Price Appreciation
	Securities	Fiscal Year Ended	Exercise		for Option Term
	Underlying	December 31,	Price per	Expiration
Name	Options Granted	2004	Share	Date	5% ($)	10% ($)

David R. Helwig	112,186	12.7%	$13.00	05/06/2014	$917,191	$2,324,343
Terence R. Montgomery	46,608	5.3%	$13.00	05/06/2014	381,050	965,655
Henry E. Jackson(1)	31,399	3.6%	$13.00	05/06/2014	256,707	650,545
Stephen J. Reiten	38,146	4.3%	$13.00	05/06/2014	311,868	790,334
Paul M. Daily	40,000	4.5%	$13.00	05/06/2014	327,025	828,746
Paul M. Daily	10,000	1.1%	$13.11	12/15/2014	82,448	208,940

(1)	Retired on January 3, 2005.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth information on options exercised and unexercised options to purchase our common stock granted to the named executive officers and held by them as of December 31, 2004.

				Number of
				Securities Underlying
				Unexercised		Value of Unexercised
				Options at Fiscal		In-the-Money Options at
	Shares			Year-End (#)		Fiscal Year-End ($)(2)
	Acquired on		Value
Name	Exercise (#)		Realized ($)(1)	Vested	Unvested	Vested	Unvested

David R. Helwig	380,843	(1)	$824,500	—	229,160	—	$982,582
Terence R. Montgomery	43,525	(2)	$94,229	—	232,089	—	$1,558,040
Henry E. Jackson(3)	—		—	24,891	175,776	$209,084	$1,212,767
Stephen R. Reiten	28,000		$145,600	4,890	182,524	$41,076	$1,212,775
Paul M. Daily	5,441		$11,779	8,052	205,182	$67,637	$1,303,529

(1)	286,258 of these exercised options are restricted stock as of December 31, 2004.

(2)	3,700 of these exercised options are restricted stock as of December 31, 2004.

(3)	Retired on January 3, 2005.
Employment Agreements
      We have entered into employment agreements with each of Messrs. Helwig, Montgomery, Reiten and Daily. We had also entered into an employment agreement with Mr. Jackson, which terminated upon his retirement in January 2005. Each of these employment agreements became effective on September 24, 2003 and provide for each officer’s at-will employment which may be terminated at any time for any reason at our or the officer’s option. Under each officer’s agreement, each is entitled to (i) an annual base salary, as set forth in the employment agreement, that is reviewed annually and (ii) a signing bonus as set forth below:

Name	Signing Bonus

David R. Helwig	$300,000
Terence R. Montgomery	150,000
Henry E. Jackson(1)	200,000
Stephen J. Reiten	165,000
Paul M. Daily	150,000

(1)	Retired on January 3, 2005.
      Seventy-five percent of the signing bonus for each officer was paid in cash or shares of our common stock, as elected by the officer, in 2003, and the remaining 25% of the signing bonus will be paid if the officer is employed by us on September 23, 2005. For those officers who elected to have their signing bonus paid in shares, we agreed to reimburse them in respect of the taxes incurred on the initial signing bonus shares and as well as any taxes on the tax reimbursement.
      In addition, each officer is entitled to participate in our Annual Incentive Compensation Program and has been granted options to purchase shares of our common stock.
      In the event the officer’s employment is terminated by us for cause or terminated by the officer without good reason, he will be entitled to receive his accrued base salary and benefits through the termination date. In the event the officer’s employment is terminated as a result of the officer’s death or disability, the officer or his estate will be entitled to receive his accrued base salary and benefits through the date of termination and any prorated share (based on the period of actual employment) of any bonus under the Annual Incentive Compensation Program that the officer would have been entitled to had he worked the full year during which the termination occurred.
      In the event the officer’s employment is terminated on or prior to September 24, 2005, by the officer for good reason or by us for any reason other than the officer’s death or disability or other than for cause, in exchange for a release as to any and all claims, the officer may have against us and agreement not to compete until the second anniversary of the date of his employment termination, the officer will be entitled to the following severance benefits: (i) any unpaid portion of the officer’s signing bonus, (ii) an amount equal to the prorated share of his bonus under the Annual Incentive Compensation Program, (iii) an amount equal to two times the sum of his base salary at the time of termination and target bonus under the Annual Incentive Compensation Program for the year in which such termination occurred, not to exceed $550,000 in the aggregate ($800,000 for Mr. Helwig), and (iv) medical and health insurance benefits for up to twenty-four months. The officer will also be entitled to such severance benefits if, in connection with a change of control transaction or within two years thereafter, the officer’s employment is terminated by the officer for good reason or by us for any reason other than the officer’s death or disability or other than for cause, as long as such officer provides us with a release as to any and all claims the officer may have against us and an agreement not to compete until the second anniversary of the date of his employment termination.

      In the event the officer’s employment is terminated following September 24, 2005 by the officer for good reason or by us for any reason other than the officer’s death or disability or other than for cause, in exchange for a release as to any and all claims, the officer may have against us and an agreement not to compete until the second anniversary of the date of his employment termination, the officer will be entitled to the following severance benefits: (i) an amount equal to the prorated share of his bonus under the Annual Incentive Compensation Program, (ii) an amount equal to two times the sum of his base salary at the time of termination and (iii) medical and health insurance benefits for up to twenty-four months.
      Each of the officers’ employment agreements contains confidentiality, non-competition and non-solicitation provisions effective through the term of the agreement and for a period of two years thereafter if the officer is entitled to severance benefits described above. In addition, in the event the officer’s employment is terminated on or prior to September 24, 2005, by the officer without good reason, he agrees to be bound by the non-competition provisions for a period of one year in exchange for up to one year’s health and insurance coverage. Following the anniversary of the termination date, we may elect to extend the non-competition period for an additional year by (i) paying the officer the difference between his base salary at the time of his termination and the option spread value of his vested shares at the time of his termination and (ii) providing health and insurance coverage for up to an additional year. In the event the officer’s employment is terminated following September 24, 2005, by the officer without good reason, we may elect to extend the non-competition period for up to two years by (i) paying the officer the difference between two times his base salary at the time his termination and the option spread value of the vested shares at the time of his termination and (ii) providing health and insurance coverage for up to an additional two years.
      In connection with the Merger, Terence R. Montgomery and InfraSource Incorporated entered into a Settlement Agreement and General Release of Claims. Under the agreement, InfraSource Incorporated agreed to make a change of control payment to Mr. Montgomery in the amount of $657,621, and Mr. Montgomery agreed to release any and all claims under his employment agreement with InfraSource Incorporated.
      On January 27, 2004, Mr. Daily entered into an amendment to cancel 25,419 shares subject to his time-based option agreement. Mr. Daily did not receive any consideration for this cancellation of shares. All of the cancelled shares were reallocated to other employees of InfraSource Underground Services, Inc.
Our Incentive Compensation Plan
      The Compensation Committee has established an incentive compensation plan, which provides a framework for determining corporate and individual goals for all executive officers and creates a pool of potential bonus compensation for employees based upon the Company’s achievement of revenue and profit measures.

REPORT ON EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
      Responsibilities of the Compensation Committee. The Compensation Committee is responsible to InfraSource’s Board of Directors and to the Company’s stockholders for designing and approving the Company’s compensation programs, approving the performance evaluations and compensation of our executive officers, preparing the CEO’s performance evaluation, and determining the CEO’s compensation. The components of compensation include base salary, annual incentive compensation and equity-based long-term incentive awards. In addition, the Committee is responsible for overseeing the Company’s compensation and benefits programs generally. The Committee operates under a written charter adopted by the Board.
      Compensation Philosophy. InfraSource’s compensation programs are designed to attract, retain and motivate managers and employees critical to the Company’s long-term success and the creation of stockholder value. Our philosophy is to link executive compensation to annual and long-term performance goals that are aligned with the creation of stockholder value.
      Our total compensation program for executives is comprised of base salary, annual incentive bonuses and equity-based long-term compensation. In establishing base salary and other cash-based compensation, we consider a number of factors, including data acquired from respected compensation consultants regarding base salary and incentive compensation of other construction and general industry companies. For each bonus-eligible position, we generally establish a bonus target that is defined as a percentage of base salary and that varies based on the position and salary level. For some senior level positions that have a high degree of variable compensation, bonus targets may be established at a level that approaches seventy-five percent of an individual’s annual base salary.
      While surveys are used as reference points in determining salary levels, the Committee uses its judgment on a wide variety of factors including, but not limited to, business unit profitability, labor market conditions and other competitive factors in making compensation decisions. Individual performance, based on established goals and other parameters, is also a key component in the determination of total compensation.
      The Committee commissioned a study of compensation programs in 2003 which was concluded in 2004. This analysis was conducted by Mercer Human Resources Consulting and included an assessment of competitive compensation levels benchmarked with the external market. The results indicated that with the introduction of a long-term incentive program in fiscal 2004, the Company’s mix of compensation components (i.e., base salary, annual incentive bonus, and long-term incentive compensation) is aligned with the competitive market. The Committee also used the study results as one resource in developing pay systems in the Company’s business units that could be used as tools to help ensure internal pay equity and more consistent compensation practices.
      Executive Compensation for Fiscal 2004. Executives receive annual compensation (excluding employee benefits) comprised of base salary and incentive compensation, which is further delineated to include the potential for an annual cash bonus and long-term equity-based awards. Named Executive Officers who are operating company presidents were paid annual incentive compensation based on a weighting of the financial performance of their individual units and on the Company as a whole, a system designed to encourage teamwork between the operating units. For some of these Named Executive Officers, this represented a change from the past practice that had previously compensated them based solely on the financial performance of their business units. The Chief Executive Officer and Chief Financial Officer derived their incentive compensation from overall Company financial performance, as well as their individual performance.
      1) Base Salaries: In setting base salaries, we consider individual experience and responsibilities, as well as individual performance and competitive factors, including the salary surveys of certain competitors for similarly situated employees. Each of the Named Executive Officers is party to a Management Agreement with the Company, described elsewhere in this proxy statement, and base salaries for 2004 were established under the Management Agreements.

      2) Annual Incentive Compensation: Performance-based compensation is a key component of our compensation philosophy. Consistent with our philosophy described above, executive annual incentive compensation was determined based on Company and business unit performance, and in some cases on individual performance factors. For Messrs. Daily, Reiten and Jackson, their bonuses awarded for 2004 were primarily based on Earnings Before Income Taxes (“EBIT”) attainment of their respective business units, subject to adjustments for safety performance and Days Sales Outstanding at their respective business units. Days Sales Outstanding is a measure of our accounts receivable outstanding. The remainder of the bonus compensation for the remaining executives was based on attainment of Company-wide net income goals approved by the Board, subject to adjustments for safety performance and Days Sales Outstanding. Messrs. Helwig and Montgomery had their bonuses awarded based on the attainment of Company-wide net income goals established in advance by the Board, subject to adjustments for safety performance and Days Sales Outstanding.
      3) Long-Term Incentive Compensation: Long-term incentive compensation primarily consists of equity-based awards, which may have performance-based or time-based vesting components. During fiscal 2004, the Company granted stock options to select members of management, including the Named Executive Officers. The purpose of the stock option awards is to align a component of compensation directly to the creation of stockholder value. The recipients of stock options have the right to buy a fixed number of shares of Company common stock at the closing price of such stock on the grant date. The stock options typically vest over four years and have a ten-year term. In accordance with the Company’s compensation philosophy, the Committee considered previous grants made to executives and reviewed survey data regarding long-term incentive targets for similarly situated executives in the marketplace before awarding such grants.
      4) Other Compensation: Executives are eligible to participate in the Company’s retirement and savings plans (401(k), non-qualified deferred compensation plan and Employee Stock Purchase Plan) on the same basis as other employees. The Company matches certain employee contributions to its 401(k) savings plan with cash. The Company does not offer any supplemental retirement plan or defined benefit pension plan benefits.
      The Company offers certain executives the use of a car or provides a car allowance.
      CEO Compensation for Fiscal 2004. Mr. Helwig’s base salary was established pursuant to his Management Agreement, based on the criteria and philosophy described in this report. Mr. Helwig’s base salary was not adjusted in 2004. The independent members of the Committee determined Mr. Helwig’s incentive compensation for fiscal 2004 in accordance with the policies described above. The most important factors considered in establishing his incentive compensation were overall Company performance, the Company’s progress on strategic objectives and Mr. Helwig’s individual leadership throughout the year. The Committee gave specific weight to Mr. Helwig’s leadership during our initial public offering process during the first five months of 2004, the work he did to create a performance-based culture, his role in three successful acquisitions and one divestiture in 2004, and his strong focus on safety performance. Based on these factors, we awarded Mr. Helwig total cash compensation of $687,600 for fiscal 2004, comprised of base salary of $387,600 and a cash bonus of $300,000, and non-qualified stock options to acquire 112,186 shares of our common stock. The stock options were granted in May 2004 and vest on a pro-rated time basis over four years.
      Annual CEO Compensation Review. During 2004, we retained Mercer Human Resources Consulting to conduct a benchmarking study and analysis of CEO compensation in our industry. We anticipate using the results of such survey, along with other factors as described above, as part of our compensation program for CEO compensation for fiscal 2005.
      Conclusion. Attracting and retaining talented executives, managers and employees is critical to the growth of the Company and to the building of long-term stockholder value. We believe that InfraSource’s

2004 compensation program worked to motivate our employees to achieve near-term and long-term goals for the Company and that this program is aligned with the interests of our stockholders.

The Compensation Committee

John A. Brayman, Chairman
Christopher S. Brothers
David R. Helwig

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Maslonka Acquisition
      On January 27, 2004, InfraSource acquired all of the voting interests of Maslonka & Associates, Inc. (“Maslonka”) for a total purchase price of $83.1 million, which included the issuance of 4,330,820 shares of InfraSource’s common stock, transaction costs and purchase price contingencies. The value of the shares issued to Maslonka stockholders was determined to be approximately $50.7 million. Martin Maslonka, a principal stockholder of InfraSource, received $9,548,640 in cash and 2,407,235 shares of InfraSource common stock. The final purchase price is subject to a working capital adjustment and settlement of holdback adjustments to the purchase price in accordance with the terms of the acquisition agreement. Under the terms of the holdback provisions, InfraSource withheld $6.6 million in cash payable at closing and 957,549 shares of common stock, including $5,940,000 in cash and 532,206 shares relating to Mr. Maslonka. Of the cash holdback amount, $5.5 million is contingent upon Maslonka’s achievement of certain performance targets as well as satisfaction of any indemnification obligations owed to InfraSource, which may be set-off against all other portions of the holdback. InfraSource and the former Maslonka stockholders, including Mr. Maslonka, are currently negotiating resolution of the working capital and holdback adjustments. InfraSource expects these adjustments to be finalized in 2005 and that holdback amounts will be released in 2005 and 2006.
      In January 2004, we sold 5,894,583 shares of our common stock at a per share purchase price of $4.60, for an aggregate purchase price of $27.1 million, to our principal stockholders and 37,367 shares of our common stock at a per share price of $4.60, for an aggregate purchase price of $0.17 million, to two of our executive officers, David R. Helwig and Paul M. Daily. The purpose of these sales was to fund a portion of the cash consideration for our acquisition of Maslonka.
Maslonka Performance Bond
      In connection with the Maslonka acquisition, our principal stockholders secured the issuance of $10.0 million letters of credit. These letters of credit were provided as credit support to enable Maslonka to secure a performance bond on a new project award. After consummation of the Maslonka acquisition, we caused the letters of credit to be terminated. We paid an aggregate fee of $200,000 to our principal stockholders for providing this security.
Maslonka Lease
      We lease our Maslonka headquarters in Mesa, Arizona and our Maslonka Texas field office in San Angelo, Texas from EC Source, LLC, which is wholly owned by Martin Maslonka. Our leases for these two properties will run through February 2009, subject to a five-year renewal option. Pursuant to these leases, we will incur total annual lease payments of $168,000.
Maslonka Promissory Note
      Maslonka is the issuer of a $1.0 million installment promissory note in favor of Martin Maslonka. The promissory note bears interest at an annual rate of 8.5%, and interest is payable in equal monthly payments of $7,083. The promissory note matures on June 30, 2006.
Registration Rights Agreement
      We have entered into a registration rights agreement with OCM/ GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P. (both of which are principal stockholders of InfraSource as they own more than 5% of our outstanding shares as of April 15, 2005), certain of our executive officers and the selling shareholders in the January 2004 transaction in which we acquired Maslonka. Subject to certain conditions, the registration rights agreement requires us to register the shares of InfraSource owned by such stockholders with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in certain registration statements we file. Our principal stockholders are entitled to require us to file a registration statement with the SEC for the resale of their shares. The sellers in the Maslonka acquisition and our executive officers are not entitled to require us to file a registration statement but may include their shares in certain registration statements filed by us. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the filed registration statement. In addition, we will pay all expenses (other than underwriting discounts and commissions) on behalf of any selling stockholder participating in a registered offering pursuant to the registration rights agreement.
Coleman Properties Lease
      We lease office and warehouse space from Coleman Properties of which Lawrence Coleman, President of Blair Park Services, Inc. and Sunesys, Inc., and his brother are general partners. Our annual lease payments are approximately $86,000.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee has reviewed and discussed InfraSource’s audited financial statements with both InfraSource’s management and InfraSource’s independent registered public accountants, PricewaterhouseCoopers LLP. InfraSource’s management has advised the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.
      The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between PricewaterhouseCoopers LLP and its related entities and InfraSource, and has discussed with representatives of PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from InfraSource and its management. In addition to the information provided by PricewaterhouseCoopers LLP, the Audit Committee considered the level of non-audit services provided by PricewaterhouseCoopers LLP in determining that they were independent.
      Based on the review and discussions described above, the Audit Committee has recommended to InfraSource’s Board of Directors that InfraSource’s audited financial statements be included in InfraSource’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Ian A. Schapiro, Chairman
John R. Marshall
Richard S. Siudek

BENEFICIAL OWNERSHIP
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2005 by: (a) each person known by InfraSource to be the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each director and named executive officer, and (c) all executive officers and directors of InfraSource as a group.

	Number of Shares	Percentage
Name of Beneficial Owner(1)	Beneficially Owned	Ownership

OCM/ GFI Power Opportunities Fund, L.P.(2)	12,769,034	32.5%
OCM Principal Opportunities Fund II, L.P.(2)	12,769,012	32.5%
Oaktree Capital Management, LLC(2)(3)(4)	25,538,046	64.9%
GFI Energy Ventures LLC(5)(6)(7)	12,769,034	32.5%
Stephen Kaplan(2)(3)(4)	25,538,046	64.9%
Laurence D. Gilson(2)(4)(8)	12,769,034	32.5%
Richard K. Landers(2)(4)(9)	12,769,034	32.5%
Christopher S. Brothers(2)(3)(4)(10)	25,538,046	64.9%
Ian A. Schapiro(4)(7)(11)	12,769,034	32.5%
Michael P. Harmon(2)(3)(12)	25,538,046	64.9%
Martin Maslonka(13)(14)	2,407,235	6.1%
David R. Helwig(15)(16)	667,168	1.7%
Terence R. Montgomery(17)	279,904	*
Paul M. Daily(18)	199,872	*
Stephen J. Reiten(19)	158,804	*
John R. Marshall(20)	42,069	*
John A. Brayman(21)	21,034	*
Richard S. Siudek(22)	19,913	*
Henry E. Jackson(23)	—	*
All executive officers and directors as a group 13 persons(24)	26,937,810	67.2%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address for each of the individuals listed below is: c/o InfraSource Services, Inc., 100 West Sixth Street, Suite 300, Media, PA 19063.

(2)	c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(3)	Includes: (i) 12,769,034 shares of common stock owned by OCM/ GFI Power Opportunities Fund, L.P. (“Power Fund”) and (ii) 12,769,012 shares of common stock owned by OCM Principal Opportunities Fund, L.P. (“POF”).

(4)	Oaktree is the co-general partner of Power Fund and the general partner of POF. By virtue of its relationship to POF and Power Fund, Oaktree may be deemed to have or share beneficial ownership of shares owned by Power Fund and POF. Oaktree expressly disclaims beneficial ownership of such common stock held by POF and Power Fund. Voting and investment decisions with respect to shares of our common stock held by POF are made on behalf of Oaktree by Stephen Kaplan and Christopher Brothers. Mr. Kaplan is a founding principal of Oaktree and Mr. Brothers is a Managing Director of Oaktree. Each of Mr. Kaplan and Mr. Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein. Voting and investment decisions with respect to shares of our common stock held by Power Fund are made on behalf of Power Fund by an investment committee comprised of Lawrence Gilson, Richard Landers and Ian Schapiro (the “GFI Representatives”) and Mr. Kaplan and Mr. Brothers. Decisions by the investment committee of Power Fund require the affirmative vote of two GFI Representatives, Mr. Kaplan and

Mr. Brothers. Each of Messrs. Gilson, Landers, Schapiro, Kaplan and Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(5)	Includes 12,769,034 shares of common stock owned by Power Fund.

(6)	GFI is the co-general partner of Power Fund. By virtue of its relationship to Power Fund, GFI may be deemed to have or share beneficial ownership of shares owned by Power Fund. GFI expressly disclaims beneficial ownership of such common stock held by Power Fund.

(7)	c/o GFI Energy Ventures, LLC, 11611 San Vicente Boulevard, Suite 710, Los Angeles, California 90049.

(8)	By virtue of being a founding principal of GFI, Mr. Gilson may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Gilson expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(9)	By virtue of being a founding principal of GFI, Mr. Landers may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Landers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(10)	By virtue of being a Managing Director of Oaktree, Mr. Brothers may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Oaktree. Mr. Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(11)	By virtue of being a founding principal of GFI, Mr. Schapiro may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Schapiro expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(12)	By virtue of being a Senior Vice President of Oaktree, Mr. Harmon maybe deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Oaktree. Mr. Harmon expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(13)	c/o Maslonka & Associates, Inc., 4143 E. Quartz Circle, Mesa, Arizona 85215.

(14)	Includes 532,206 shares of common stock subject to a holdback provision relating to the Maslonka acquisition.

(15)	c/o DRHCLH Partnership, L.P., 525 Guinevere Drive, Newton Square, Pennsylvania 19073.

(16)	Includes (i) 116,974 shares of common stock subject to options that may be exercised prior to vesting, (ii) options to purchase 28,046 shares of common stock exercisable within 60 days, and (iii) 522,148 shares of common stock owned by DRHCLH Partnership, L.P., of which the beneficial owners are Mr. Helwig and his wife. In his capacity as general partner, Mr. Helwig exercises all voting and investment power with respect to the shares owned by DRHCLH Partnership, L.P. 286,258 shares of common stock owned by DRHCLH Partnership, L.P. are subject to repurchase under specified circumstances upon a termination of Mr. Helwig’s employment.

(17)	Includes (i) 185,481 shares of common stock subject to options that may be exercised prior to vesting, (ii) options to purchase 11,652 shares of common stock exercisable within 60 days, and (iii) 82,771 shares of common stock owned by Mr. Montgomery. 3,700 shares of common stock owned by Mr. Montgomery are subject to repurchase under specified circumstances upon a termination of Mr. Montgomery’s employment.

(18)	Includes (i) 155,812 shares of common stock subject to options that may be exercised prior to vesting, (ii) options to purchase 18,052 shares of common stock currently exercisable or will be exercisable within 60 days, and (iii) 26,638 shares of common stock owned by Mr. Daily.

(19)	Includes 144,378 shares of common stock subject to options that may be exercised prior to vesting and options to purchase 14,426 shares of common stock currently exercisable or will be exercisable within 60 days.

(20)	Includes 39,826 shares of common stock acquired by Mr. Marshall pursuant to the exercise of options, of which 29,869 shares of common stock are subject to repurchase, and options to purchase 2,243 shares of common stock exercisable within 60 days.

(21)	Includes 19,913 shares of common stock acquired by Mr. Brayman pursuant to the exercise of options, of which 14,935 shares of common stock are subject to repurchase, and options to purchase 1,122 shares of common stock exercisable within 60 days.

(22)	Includes options to purchase 19,913 shares of common stock subject to repurchase.

(23)	Retired on January 3, 2005.

(24)	Includes 616,950 shares of common stock subject to options that may be exercised prior to vesting and options to purchase 91,518 shares of common stock that are exercisable within 60 days.

STOCK PERFORMANCE GRAPH
      The following graph compares the percentage change in cumulative total stockholder return on our common stock since May 7, 2004 with the cumulative total return of the companies included in the Standard and Poor’s 500 Index (“S&P 500”) and the Russell 2000 Index (“Russell 2000”) over the same period. We are using the Russell 2000, which consists of issuers with similar market capitalization, because we do not believe we cannot reasonably identify a peer group with similar business lines that will provide a meaningful comparison. The comparison assumes $100 was invested on May 7, 2004 in the common stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to December 31, 2004. InfraSource has not paid cash dividends on its common stock. Historic stock prices are not indicative of future stock price performance.

	Measurement Period

		December 31,
	IPO	2004

IFS	$100.00	100.00

S&P 500 Index	$100.00	111.61

Russell 2000 Index	$100.00	119.79

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      PricewaterhouseCoopers LLP, independent registered public accountants, audited our financial statements for the year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accountants to audit our financial statements for the year ending December 31, 2005. For the years ended December 31, 2004 and December 31, 2003, aggregate fees billed to InfraSource by PricewaterhouseCoopers LLP were as follows:

	2004	2003

Audit Fees(1)	$2,973,533	$546,795
Audit-Related Fees(2)	539,187	70,325
Tax Fees(3)	126,067	90,139
All Other Fees	2,800	—

Total Fees	$3,641,587	$707,259

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Audit Fees for 2004 include fees related to our registration statement for the initial public offering.

(2)	Audit-Related Fees for the year ended December 31, 2004 primarily included fees for due diligence related to our 2004 acquisitions and for the year ended December 31, 2003 primarily included fees for the audits of benefit plans.

(3)	Tax Fees for the year ended December 31, 2004 and December 31, 2003 included fees in connection with state tax advisory services for two of our subsidiaries.
      The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by our independent registered public accountant. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accountant in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. As of the date of our initial public offering, the Audit Committee adopted the Pre-Approval Policy and all audit, audit-related and tax services provided by PricewaterhouseCoopers LLP under engagements arising after the completion of our initial public offering and before December 31, 2004 were pre-approved by the Audit Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires InfraSource’s directors, officers (including persons performing a principal policy-making function), and persons who own more than 10% of a registered class of InfraSource’s equity securities (“10% Holders”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of InfraSource. Directors, officers and 10% Holders are required by the regulations under the Exchange Act to furnish InfraSource with copies of all of the Section 16(a) reports which they file. Based solely upon a review of the copies of the forms furnished to InfraSource and the representations made by the reporting persons to InfraSource, InfraSource believes that during the year ended December 31, 2004, except for a late Form 4 filing by Paul M. Daily, its directors, officers, and 10% Holders complied with the filing requirements under Section 16(a) of the Exchange Act.

OTHER MATTERS
      The Board does not intend to present any business at the Annual Meeting other than the matters described in this proxy statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, which under applicable proxy regulations need not be included in this proxy statement, or which the Board did not know would be presented at least 45 days before this solicitation, the persons named in the enclosed proxy will have discretionary authority to vote the proxies held by them with respect to such matters in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ Terence R. Montgomery

Terence R. Montgomery, Secretary
April 29, 2005

APPENDIX A
INFRASOURCE SERVICES, INC.
Audit Committee Charter
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
INFRASOURCE SERVICES, INC.
ADOPTED AS OF APRIL 29, 2004
      Purpose of the Committee. The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of InfraSource Services, Inc. (the “Company”) is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence, and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function, and (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.
      Composition of the Committee. The Committee shall consist of three or more directors as determined from time to time by the Board, based on the recommendations of the Governance and Nominating Committee (the “Nominating Committee”). Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate, including any phase-in provisions of the requirements of the NYSE for companies listing upon completion of their initial public offering.
      No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement.
      The chair of the Committee shall be designated by the Board, provided that if the Board does not so designate a chair, the members of the Committee, by a majority vote, may designate a chair.
      Any vacancy on the Committee shall be filled by majority vote of the Board, and no member of the Committee shall be removed except by majority vote of the Board, in each case based on the recommendations of the Nominating Committee.
      Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”).
      Meetings of the Committee. The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, (ii) the persons responsible for the Company’s internal audit function and (iii) the Company’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

      A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.
      Meetings and actions of the Committee shall be governed by, and held and taken in accordance with, the provisions of the Company’s Amended and Restated Bylaws, as amended from time to time, by substituting, in the application of those Bylaws, the Committee, the chair of the Committee and its members for the Board, the Chairman of the Board and its members. The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.
      Duties and Responsibilities of the Committee. In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Auditors.

Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including approving in advance the annual audit engagement letter with such registered public accounting firm), and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Company’s Annual Report on Form 10-K is referred to herein as the “independent auditors”);

Review all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee or its chair as the Committee may from time to time determine (provided, that the person or persons granting such approval shall report such approval to the Committee at the next scheduled meeting) or as otherwise provided in any pre-approval policy that may be adopted from time to time by the Committee;

Review the performance of the Company’s independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

Obtain at least annually from the Company’s independent auditors and review a report describing:

•	the independent auditors’ internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

•	all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

Evaluate the independence of the Company’s independent auditors;

Oversight of Annual Audit and Quarterly Reviews

Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities;

Review with the Company’s independent auditors the following information, which is required to be reported by the independent auditor:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences;

Review with one or more (as the Committee deems appropriate) of management, the Company’s independent auditors and the persons responsible for the Company’s internal audit function, the following:

•	the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

•	major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Company’s financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

Resolve all disagreements between the Company’s independent auditors and management regarding financial reporting;
      Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.
Oversight of the Financial Reporting Process and Internal Controls

Review:

the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function, through inquiry and discussions with the Company’s independent auditors, management and persons responsible for the Company’s internal audit function; and

the yearly report prepared by management, and attested to by the Company’s independent auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K, commencing with Annual Report on Form 10-K to be filed for the year ending December 31, 2005;

Review with the chief executive officer, chief financial officer and independent auditors, periodically, the following:

•	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Company’s chief executive officer to assign additional internal audit projects to the persons responsible for the Company’s internal audit function;

Review with management the Company’s internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

Receive periodic reports from the Company’s independent auditors, management and the persons responsible for the Company’s internal audit function to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company;

Review and discuss with the independent auditors the results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 10-K;

Review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance);
      Miscellaneous

Establish clear hiring policies by the Company for employees or former employees of the Company’s independent auditors;

Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement;

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function; and

      Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.
      Evaluation of the Committee. The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter. The evaluation shall be conducted in such manner as the Committee deems appropriate.
      The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.
      Investigations and Studies; Outside Advisers. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company.
      Adopted by the Board of Directors on April 29, 2004.

INFRASOURCE SERVICES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    ●

[	]

The proxies are directed to vote as follows:

1.	Election of the following persons as directors of the Company.	For All	Withhold All	For All Except
	01-John A. Brayman, 02-Christopher S. Brothers,	¡	¡	¡
03-Michael P. Harmon, 04-David R. Helwig,
05-Ian A. Schapiro, 06-Richard S. Siudek
(INSTRUCTION: Write the name of any nominee(s) for whom authority to vote is withheld)

2.	To transact such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

Dated:	, 2005

(Signature)

(Signature)

Important: Please date this proxy and sign exactly as your name(s) is printed below. If shares are registered in more than one name, all owners should sign. When signing as an executor, administrator, trustee, guardian or in another representative capacity, please give your full title(s). If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PRE-ADDRESSED, STAMPED ENVELOPE.

7067—Infrasource Services, Inc.

PROXY	INFRASOURCE SERVICES, INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

     The undersigned stockholder of InfraSource Services, Inc. (the “Company”) hereby appoints Terence R. Montgomery, Senior Vice President, Chief Financial Officer and Secretary, and R. Barry Sauder, Vice President, Corporate Controller and Chief Accounting Officer, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 1735 Market Street, Suite 4200, Philadelphia, Pennsylvania 19103 at 10:00 a.m. (local time) on June 7, 2005 and at all postponements and adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present upon the matters described below, hereby revoking any proxy heretofore executed by the undersigned (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PRE-ADDRESSED, STAMPED ENVELOPE.

(continued and to be signed on the reverse side)

7067—Infrasource Services, Inc.